UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 7, 2003 (December 23, 2002)

BEA SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

0-22369	77-0394711
(Commission File Number)	(I.R.S. Employer Identification No.)

2315 North First Street, San Jose, CA	95131
(Address of Principal Executive Offices)	(Zip Code)

(408) 570-8000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

INFORMATION TO BE INCLUDED IN REPORT

Item 2.    Acquisition or Disposition of Assets.

On December 23, 2002, pursuant to the Stock Purchase Agreement, dated as of December 23, 2002, by and among BEA Systems, Inc. (the “Registrant”), Fabio Riccardi, Daniela Florescu, Donald Kossmann, individually, and together with Internet TV Transaction A.G. (“ITVT”) in its capacity as holder of Kossmann’s equity interest in XQRL (collectively, Riccardi, Florescu, Kossmann and ITVT are herein referred to as the “XQRL Stockholders”) and XQRL, Inc., a Delaware corporation (“XQRL”) (the “Agreement”), the Registrant purchased all the issued and outstanding shares of common stock of XQRL. The transaction was closed on December 23, 2002 (the “Closing”).

As consideration for the transaction, the Registrant purchased all of the outstanding shares of common stock of XQRL from the XQRL Stockholders for an aggregate purchase price of $2,215,001 in cash (“the Stock Purchase Consideration”). At the Closing, the Registrant paid $1,965,001 of the Stock Purchase Consideration to the XQRL Stockholders. The Registrant agreed to pay an additional $250,000 of the Stock Purchase Consideration to ITVT on the one-year anniversary of the Closing, subject to certain conditions. Portions of the Stock Purchase Consideration paid and payable to ITVT remain subject to refund by ITVT to the Registrant, subject to certain conditions as provided for in the Agreement.

The Registrant presently intends that the XQRL business will continue to be operated in its current manner. Certain assets of XQRL were used in the development, implementation and support of the XML Query Language, and the Registrant currently intends to use such assets in substantially the same manner.

The total value of consideration paid for the purchase transaction was determined based on arm’s length negotiations between the Registrant and the XQRL Stockholders, which took into account XQRL’s financial position, products, intellectual property and other factors relating to XQRL’s business. The entire purchase price was paid from the Registrant’s general working capital. Prior to the Closing, the Registrant acquired (and currently holds) all outstanding shares of Series A Preferred Stock of XQRL. An executive employee of the Registrant serves as a director of XQRL.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements of Businesses Acquired

Not applicable.

(b)	Pro Forma Financial Information

Not applicable.

(c)	Exhibits

The Exhibit Index appearing on page 4 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEA SYSTEMS, INC. (the Registrant)

By:	/s/ WILLIAM M. KLEIN
William M. Klein Chief Financial Officer and Executive Vice President—Administration (Duly Authorized Officer and Principal Financial Officer)

Dated:  January 7, 2003

EXHIBIT INDEX

Exhibit Number	Description	Sequentially Numbered Page
2.1	Stock Purchase Agreement	5